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                                                                    EXHIBIT 23.1


KPMG [LOGO]

Chartered Accountants

P.O. Box 493 GT, Century Yard  Telephone: -1 345 949-4800   E-Mail kpmg@kpmg.ky
Grand Cayman, Cayman Islands   Telefax:   -1 345 949-7164   website: www.kpmg.ky





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our report dated March 18, 2003 with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, included herein and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG
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Cayman Islands
April 29, 2003